JUMBOSPORTS INC.

EXHIBIT 11
WEIGHTED AVERAGE SHARES OUTSTANDING CALCULATION
FOR THE PERIOD ENDED MAY 2, 1997





                                                         Thirteen Weeks Ended
                                                             May 2, 1997
PRIMARY
  Weighted average common stock shares outstanding             20,347,382
  Weighted average stock issued assuming exercise
      of stock options using the treasury stock
       method at average market price
                                                                    0  (1)

  Total weighted average shares outstanding                    20,347,382

  Net loss                                                    $(1,505,041)

  Primary Loss Per Share                                           $(0.07)

FULLY DILUTED

  Weighted average common stock shares outstanding             20,347,382
  Weighted average stock issued assuming exercise
     of stock options using the treasury stock
     method at the higher of average market
     price or ending market price                                    0 (1)
  Weighted average stock issued assuming the as
   adjusted method for the 4 1/4% Convertible
   Subordinated Notes Due 2000                                       0 (2)

  Total weighted average shares outstanding                    20,347,382

  Net loss as reported                                        $(1,505,041)
  Interest adjustment net of tax for the 4 1/4%
  Convertible Subordinated Notes                                     0 (2)

  Net loss                                                     $(1,505,041)

  Fully diluted loss per share                                    $(0.07)


(1)  Not reported under GAAP as conversion would be anti-dilutive
(2) Note reported under GAAP as conversion would be anti-dilutive, and dilution less than 3%.